Exhibit 99.1

BayHill Capital Corporation Announces Execution of Letter of Intent to Acquire the Assets of
American Senior Benefits Company, LLC

South Jordan, Utah, July 19, 2010--BayHill Capital Corporation (“BayHill” OTC Bulletin Board: BYHL- news), today announced the execution of a letter of intent (LOI) to acquire the assets of American Senior Benefits Company (“ABC”), a marketing company focused on health benefit plans for seniors.  Under the LOI, BayHill will issue restricted shares of its common stock for all of the assets, strategic relationships, alliances, and intellectual properties of ABC and its affiliates.  The Parties plan to conduct additional due diligence and will seek $1 million of additional funding through a private placement of BayHill common stock to be completed contemporaneously with the closing of the acquisition and, following the closing, to seek the additional capital necessary to roll-out the ABC businesses.  The present executive team at ABC will be joined by two additional senior career executives effective on closing of the acquisition. ABC is a development stage company and has largely been funded to date by its CEO, Ted White Jr., who will be CEO of the combined companies following the acquisition.

If the LOI leads to a completed agreement, BayHill will issue 13,000,000  restricted shares of its common stock to acquire the ABC assets, and an additional 2,000,000 shares will be issued in a private placement funding round.  BayHill presently has 3,746,609 shares of common stock issued and outstanding.  If the acquisition and private placement are completed on the terms contemplated, the Company would have 18,746,609 shares issued and outstanding--prior to any share issuances for future funding needs—of which current BayHill shareholders would own approximately 20%.  BayHill anticipates that up to 50% of the restricted shares issued to ABC may be clawed back for a nominal price upon failure to meet specified Business and economic milestones within agreed time periods.  It is anticipated that the name of the Company will be changed to be reflective of the expanded business.

Jim Jensen, Chairman of the Board of BayHill said:  “We are excited about the potential presented by the acquisition of ABC.  The Board and Management of BayHill have considered many acquisition/merger candidates and find ABC to have an attractive profile for value-building potential for our shareholders.  We continue to look at all aspects of our business and may seek to acquire or dispose of various components of our Company’s businesses over time.  Additionally, we expect to continue to look for strategic opportunities that may require additional equity funding when opportunities arise.”

Bob Bench, CEO of BayHill said, “We believe American Benefits presents the BayHill shareholders with a considerable value-building opportunity.  ABC will be introducing a new generation of health benefits products and services through its nationwide career heath insurance agents, its innovative sales and marketing tools, and its proprietary and exciting multi-faceted health services discount card.”

American Senior Benefits founder and CEO, Ted White, commented, “The acquisition of ABC by BayHill provides ABC with a public presence that will allow us to bring together the talented executive team that will accelerate our growth. It will create the liquidity to attract investment capital to fund our expansion into new offerings. This acquisition will allow us to bring together some of the leading health care marketing organization builders in the industry and combine with strategic healthcare alliances across the country.  These industry leading alliances together with our proprietary marketing tools, our unique health services discount card, and the best healthcare insurance products of the 21st century will drive our strategies of bringing the needed healthcare benefits to the senior population during the dynamic changes that are taking place in the healthcare industry.  ABC is in a position to address the challenges of healthcare, with products, services and solutions required in the future.”

The LOI envisions that ABC executives will head the Company. It is anticipated that Jim Jensen will continue serving as board chair and Bob Bench will assume the role as CFO, with a change in other board members as appropriate for these expanded operations.

The common stock of BayHill to be sold in the private placement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and other applicable securities laws.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy common stock of BayHill, nor shall there be any sale of common stock of BayHill in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BayHill Capital Corporation

BayHill owns brands and operates companies related to Internet marketing and product distribution. Commission River Corporation, BayHill’s wholly-owned subsidiary, helps product vendors and advertisers identify and utilize effective marketing methods to find targeted customers. BayHill’s current brands and programs are used by hundreds of web entrepreneurs who market a variety of products through the Internet on behalf of advertisers. For product advertisers, BayHill offers simplified access to a large customer market through an expert selling channel.

About American Senior Benefits Company.

American Senior Benefits Company is in the development stage. It has developed a proprietary contact relationship manager system to build and grow a nationwide career agent healthcare insurance business.  ABC has also developed a proprietary, multi-faceted health related discount card that will be unique to the industry, and will allow its members to receive significant discounts for products from pharmacies and health services from providers including medical, dental, vision, pharmacy, and other healthcare providers across the country. ABC plans to establish a nationwide career agency and launch its proprietary health card by fall of this year.

Forward-Looking Statements

In addition to historical statements, the information set forth herein contains forward-looking statements, including regarding the proposed acquisition of ABC and the proposed private placement, that involve a number of risks and uncertainties.  Certain statements are based upon assumptions as to future events that may not prove to be accurate or that may not materialize.  Such risks and uncertainties include, without limitation: BayHill’s ability to implement, and obtain funding to carry out, its present and prospective businesses, BayHill and ABC’s ability to reach a definitive agreement and thereafter satisfy any conditions thereto, the consequences of the potential acquisition of ABC, the possibility that the proprietary customer base in our current business will dissipate, BayHill’s possible inability to obtain additional financing at all or on the contemplated terms, the possible lack of growth in our current and prospective businesses, BayHill’s possible lack of revenue growth, products and services that generate increased sales, BayHill’s possible lack of cash flows, BayHill’s possible failure to hold, attract and keep key personnel, technological changes and the possibility of increased competition, and the impact on capital markets by the broad economic downturn. Many of these risks are beyond BayHill’s ability to forecast or control.

Source:                      BayHill Capital Corporation
    Contact:  Robyn Farnsworth
     801-407-5159 ext 115 voice
     801- 407-5161 Fax
     robyn@bayhillcapital.com